SUPPLEMENT
(To Prospectus Supplement dated May 30, 2006 to prospectus dated March 28, 2006)

$282,433,475
(Approximate)

Prime Mortgage Trust 2006-1
Issuing Entity

EMC Mortgage Corporation
Sponsor

Wells Fargo Bank, N. A.
Master Servicer

Structured Asset Mortgage Investments II Inc.
Depositor

Prime Mortgage Trust, Mortgage Pass-Through Certificates, Series 2006-1

The second paragraph under the caption “SUMMARY OF PROSPECTUS SUPPLEMENT — Interest Payments” on page S-10 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

The interest accrual period for the offered certificates, except for the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates, will be the calendar month immediately preceding the calendar month in which a distribution date occurs, commencing in June 2006. The interest accrual period for the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates will be the period from and including the preceding distribution date (or from May 31, 2006, in the case of the first distribution date) to and including the day prior to the current distribution date. Calculations of interest on the offered certificates will be based on a 360-day year consisting of twelve 30-day months.

The definition of “Interest Accrual Period” under the caption “GLOSSARY” on page S-106 of the prospectus supplement shall be deleted in its entirety and replaced with the following:

Interest Accrual Period — For each class of Certificates, except for the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates, and for any distribution date, the one-month period preceding the month in which such distribution date occurs. For the Class II-A-2, Class II-A-3, Class III-A-1 and Class III-A-2 Certificates the period from and including the preceding distribution date (or from May 31, 2006, in the case of the first distribution date) to and including the day prior to the current distribution date. Calculations of interest on the Offered Certificates will be based on a 360-day year consisting of twelve 30-day months.

This supplement may be used to offer or sell the certificates offered hereby only if accompanied by the prospectus supplement and prospectus.

Until 90 days after the date of this supplement, all dealers effecting transactions in the Certificates offered hereby, whether or not participating in this distribution, may be required to deliver a supplement, prospectus supplement and prospectus. This is in addition to the obligation of dealers to deliver a supplement, prospectus supplement and prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Bear, Stearns & Co. Inc.
The date of this supplement is June 6, 2006